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                                                                   EXHIBIT 10.46


                                RemedyTemp, Inc.
                      Summary of Compensation Arrangements
                                       for
                     Named Executive Officers and Directors

NAMED EXECUTIVE OFFICERS
------------------------

This summary sheet reports current base salaries and certain other compensation of current executive officers of RemedyTemp, Inc. (the "Company") who will be named in the Summary Compensation Table in the Proxy Statement that will be filed by the Company in connection with its 2006 Annual Meeting of Shareholders (the "named executive officers").

Named Executive Officer                                      Current Base Salary
-----------------------                                      -------------------
Greg Palmer                                                  $535,612
President and Chief Executive Officer

Monty Houdeshell                                             $267,806
Senior Vice President and Chief Administrative Officer

Gunnar Gooding                                               $243,225
Senior Vice President, Human Resources and Legal
Affairs

Janet Hawkins                                                $260,000
Senior Vice President, Marketing, and President,
Franchise

The named executive officers are eligible to receive cash bonus awards under the Company's Fiscal Year 2006 Short-Term Incentive Plan. The plan applies to the fiscal year beginning October 3, 2005. The target bonuses for each of the named executive officers are as follows: Greg Palmer's target bonus is 60%; Monty Houdeshell's target bonus is 60%; Gunnar Gooding's target bonus is 50%; and Janet Hawkins' target bonus is 50%. These target bonuses represent a percentage of annual base salary. The range of payouts under the plan is from 75% to 150% of the target bonus percentage.

The named executive officers are entitled to participate in various Company plans as set forth in the exhibits to the Company's filings with the Securities and Exchange Commission (the "SEC"). They may be eligible to receive perquisites and other personal benefits as disclosed in the Company's Proxy Statement.
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DIRECTORS
---------

Independent directors receive an annual retainer in the form of cash or shares of Common Stock valued at $25,000 on the date of their election or re-election to the Board of Directors (the "Board"). The Chairman of the Board receives an aggregate of $45,000 annual retainer. Additionally, the following cash fees are paid by the Company to each independent director per meeting attended: $2,000 per Board meeting; $2,000 per Audit Committee meeting with the Chair receiving a $10,000 annual retainer; $1,500 for each meeting of all other committees of the Board, with the Chair receiving a total of $2,000. Independent directors are also eligible to participate in certain Company plans filed as exhibits to the Company's filings with the SEC. Directors who are also employees or officers of the Company receive no extra compensation for their service on the Board.

Mr. Robert E. McDonough, Sr., the Company's founder and vice-chairman of the Board, has an employment agreement with the Company providing for an annual base salary of $100,000. He is also entitled to certain other personal benefits as described in his employment agreement, a copy of which is filed as an exhibit to the current report on Form 8-K, filed by the Company on December 13, 2004.